UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. _)*

Orion Energy Systems, Inc.
(Name of Issuer)
COMMON STOCK
(Title of Class of Securities)
686275108
(CUSIP Number)
December 31, 2016
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]  Rule 13d-1(b)

[_]  Rule 13d-1(c)

[_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP NO. 686275108

1

NAME OF REPORTING PERSON

Adirondack Research and Management, Inc.

________________________________________________________________________________________________

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) |_| (b) |_|

________________________________________________________________________________________________

3

SEC USE ONLY

________________________________________________________________________________________________

4

CITIZENSHIP OR PLACE OF ORGANIZATION

New York

________________________________________________________________________________________________

NUMBER OF

5

SOLE VOTING POWER

SHARES

1,429,258

BENEFICIALLY

___________________________________________________________________

OWNED BY

6

SHARED VOTING POWER

EACH

0

REPORTING

___________________________________________________________________

PERSON

7

SOLE DISPOSITIVE POWER

WITH

1,429,258

___________________________________________________________________

8

SHARED DISPOSITIVE POWER

0

________________________________________________________________________________________________

9

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,429,258

________________________________________________________________________________________________

10

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

|_|

________________________________________________________________________________________________

11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.1%

________________________________________________________________________________________________

12

TYPE OF REPORTING PERSON

IA

________________________________________________________________________________________________

Item 1.

(a)

Name of Issuer: Orion Energy Systems, Inc.

(b)

Address of Issuer’s Principal Executive Offices:

2210 Woodland Drive

Manitowoc, Wisconsin 54220

Item 2.

(a)

Name of Person Filing:

Adirondack Research and Management, Inc.

(b)

Address of Principal Business Office or, if None, Residence:

2390 Western Ave.

Guilderland, NY 12084

(c)

Citizenship:

New York

(d)

Title and Class of Securities:

Common Stock

(e)

CUSIP No.:

686275108

Item 3.

If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)

[_]

Broker or dealer registered under Section 15 of the Act;

(b)

[_]

Bank as defined in Section 3(a)(6) of the Act;

(c)

[_]

Insurance company as defined in Section 3(a)(19) of the Act;

(d)

[_]

Investment company registered under Section 8 of the Investment Company Act of 1940;

(e)

[X]

An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)

[_]

An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)

[_]

A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)

[_]

A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)

[_]

A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

(j)

[_]

A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);

(k)

[_]

Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ____

ITEM 4.   Ownership

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in

          Item 1.

(a)

Amount beneficially owned:

1,429,258

          (b)   Percent of class:

 5.1%

          (c)   Number of shares as to which the person has:

(i)

Sole power to vote or to direct the vote:

1,429,258

(ii)

Shared power to vote or to direct the vote:

 0

(iii)

Sole power to dispose or to direct the disposition of:

1,429,258

(iv)

Shared power to dispose or to direct the disposition of:

 0

Item 5.

Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

  Not Applicable

Item 6.

Ownership of more than Five Percent on Behalf of Another Person.  Not Applicable

Item 7.

Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company or control person.  Not Applicable

Item 8.

Identification and classification of members of the group.  Not Applicable

Item 9.

Notice of Dissolution of Group.   Not Applicable

Item 10.

Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above

were acquired and are held in the ordinary course of business and were not acquired and are not held for   the purpose of or with the effect of changing or influencing the control of the issuer of the securities and   were not acquired and are not held in connection with or as a participant in any transaction having that   purpose or effect, other than activities solely in connection with a nomination under section 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  02/13/2017

By:

/s/ Greg Roeder

Greg Roeder, President